EXHIBIT 12
                                 TRIBUNE COMPANY

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)

                                                                          Fiscal Year Ended December
                                                      ----------------------------------------------------------------
                                                          1997          1996          1995          1994          1993
                                                      --------      --------      --------      --------      --------
Income from continuing operations                     $393,625      $282,750      $245,458      $233,149      $204,646

Add:
  Income tax expense                                   265,375       191,663       167,076       158,698       142,212
  Losses on equity investments                          34,696        13,281        13,209         9,739         1,857
                                                      --------      --------      --------      --------      --------

      Subtotal                                         693,696       487,694       425,743       401,586       348,715
                                                      --------      --------      --------      --------      --------
Fixed charge adjustments
  Add:
    Interest expense                                    86,502        47,779        21,814        20,585        24,660
    Amortization of capitalized interest                 2,076         2,108         2,253         2,362         2,392
    Interest component of rental expense (A)            10,416         9,362         8,200         8,236         8,732
                                                      --------      --------      --------      --------      --------

Earnings, as adjusted                                 $792,690      $546,943      $458,010      $432,769      $384,499
                                                      ========      ========      ========      ========      ========
Fixed charges:
  Interest expense                                    $ 86,502      $ 47,779      $ 21,814      $ 20,585      $ 24,660
  Interest capitalized                                     224           168           610             -         1,099
  Interest component of rental expense (A)              10,416         9,362         8,200         8,236         8,732
  Interest related to guaranteed ESOP debt (B)          17,901        20,134        22,057        24,017        25,742
                                                      --------      --------      --------      --------      --------

Total fixed charges                                   $115,043      $ 77,443      $ 52,681      $ 52,838      $ 60,233
                                                      ========      ========      ========      ========      ========

Ratio of earnings to fixed charges                         6.9           7.1           8.7           8.2           6.4
                                                      ========      ========      ========      ========      ========

(A) Represents a portion of rental expense incurred by the Company, which is a reasonable approximation of the interest cost component of such expense.

(B) Tribune Company guarantees the debt of its Employee Stock Ownership Plan
    (ESOP).